UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 15, 2012

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-21771	47-0777362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2012, West Corporation (“West” or the “Company”), certain domestic subsidiaries of West, as subsidiary borrowers, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the various lenders party thereto modified the Company’s senior secured credit facilities (“Senior Secured Credit Facilities”) by entering into Amendment No. 1 to Amended and Restated Credit Agreement (the “First Amendment”), amending the Company’s Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West, Wells Fargo, as administrative agent, and the various lenders party thereto, as lenders, (as so amended, the “Amended Credit Agreement”).

The Amended Credit Agreement provides for new incremental term loans in an aggregate principal amount of $970 million (the “New Term Loans”). The New Term Loans will mature on June 30, 2018, and the interest rate margins applicable to the New Term Loans are 4.50%, for LIBOR rate loans, and 3.50%, for base rate loans. The Amended Credit Agreement also provides for interest rate floors applicable to the New Term Loans and the remaining term loans under the Senior Secured Credit Facilities. The interest rate floors are 1.25%, for LIBOR rate loans, and 2.25%, for base rate loans.

The Amended Credit Agreement also provides for a soft call option applicable to the New Term Loans and the remaining term loans under the Senior Secured Credit Facilities. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment, in the event that, on or prior to the first anniversary of the effective date of the First Amendment, West or the Subsidiary Borrowers enter into certain repricing transactions.

The Amended Credit Agreement also modified the financial covenants and certain covenant baskets. In particular, the Company is required to comply on a quarterly basis with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant. Pursuant to the Amended Credit Agreement, the total leverage ratio of consolidated total debt to Adjusted EBITDA may not exceed 6.75 to 1.0 at June 30, 2012, and the interest coverage ratio of Adjusted EBITDA to the sum of consolidated interest expense must be not less than 1.85 to 1.0. The total leverage ratio will become more restrictive over time (adjusted periodically until the maximum leverage ratio reaches 6.00 to 1.0 in 2015).

A portion of the net proceeds of the New Term Loans has been or will be used to repay approximately $448 million in term loans under the Senior Secured Credit Facilities with a maturity date of October 24, 2013, to fund a special cash dividend to West’s stockholders and make other equivalent payments as described in Item 8.01 below, and to pay fees and expenses related to the execution of the First Amendment and related transactions.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the First Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Certain of the Company’s named executive officers are currently holders of shares of restricted stock, stock options and deferred compensation accounts credited with notional shares of West common stock (collectively, the “Management Equity”) and, therefore such executive officers will be entitled to receive dividend equivalent payments and/or adjustments as described in Item 8.01 below in respect of the Management Equity held by them. The information set forth in Item 8.01 is incorporated by reference into this Item 5.02.

Item 8.01 Other Events.

On August 15, 2012, the Company announced that its board of directors declared a special cash dividend of $1.00 per share to be paid to stockholders of record as of August 15, 2012 (the “Record Date”). In addition, the Company will make equivalent cash payments and/or adjustments to holders of outstanding stock options to reflect the payment of such dividend and, in connection with such payment, accelerated the vesting of certain stock options that were scheduled to vest in 2013. The Company will use proceeds from the New Term Loans and cash on hand to fund approximately $492 million cash dividends to stockholders (including holders of restricted stock, either currently or upon a future vesting date) and approximately $20 million dividend equivalent cash payments with respect to stock options (either currently or upon a future vesting date) issued by the Company. In addition, dividend equivalents of approximately $10 million will be credited to deferred compensation accounts, and all deferred compensation plan participants will have the opportunity to reallocate a portion of their account balances from notional shares of West common stock to notional mutual fund investment options available under the deferred compensation plan. The Company issued a press release on August 15, 2012 to announce the New Term Loans and the special dividend. A copy of that release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 15, 2012, by and among West Corporation, the Subsidiary Borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, to the amended and restated credit agreement, dated as of October 5, 2010, by and among West Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release dated August 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: August 16, 2012	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 15, 2012, by and among West Corporation, the Subsidiary Borrowers party thereto, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto, to the amended and restated credit agreement, dated as of October 5, 2010, by and among West Corporation, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent.

99.1	Press Release dated August 15, 2012.